                                                                    Exhibit 4.14

________________________________________________________________________________


                            SHAREHOLDERS' AGREEMENT

                                     among

                          BT CAPITAL INVESTORS, L.P.,

                  PACER INTERNATIONAL EQUITY INVESTORS, LLC.,

                            COYOTE ACQUISITION LLC,

                           COYOTE ACQUISITION II LLC

                                      AND

                           PACER INTERNATIONAL, INC.

                           Dated as of May 28, 1999


________________________________________________________________________________

                               TABLE OF CONTENTS

ARTICLE I.................................................................    2

     1.1.  Restrictions on Transfer.......................................    2
           ------------------------
ARTICLE II................................................................    2

ARTICLE III...............................................................    3

ARTICLE IV................................................................    4

ARTICLE V.................................................................    6

     5.1.  Definitions....................................................    9
           -----------
     5.2.  Designated Actions and Irrevocable Proxy.......................    9
           ----------------------------------------
     5.3.  Termination....................................................   10
           -----------
ARTICLE VI................................................................   12

     6.1.  Assignment.....................................................   12
           ----------
     6.2.  Entire Agreement...............................................   12
           ----------------
     6.3.  Notices........................................................   12
           -------
     6.4.  Waivers; Amendments............................................   14
           -------------------
     6.5.  Counterparts...................................................   14
           ------------
     6.6.  Expenses.......................................................   14
           --------
     6.7.  Remedies.......................................................   14
           --------
     6.8.  Applicable Law; Submission to Jurisdiction.....................   15
           ------------------------------------------
     6.9.  Severability...................................................   15
           ------------
     6.10. Certain Definitions............................................   15
           -------------------
     6.11. Termination....................................................   16
           -----------

                            SHAREHOLDERS' AGREEMENT

          Agreement (this "Agreement") dated as of this 28th day of May, 1999, among BT Capital Investors, L.P., a Delaware limited partnership ("BT "), Pacer International Equity Investors, LLC., a Delaware limited liability company ("CSFB") (BT and CSFB, together, the "Assignee Purchasers"), Coyote Acquisition LLC ("Coyote I"), Coyote Acquisition II LLC, ("Coyote II" and, Coyote I and Coyote II, collectively, the "Coyote Entities") and Pacer International, Inc., a Tennessee corporation (the "Company").

          WHEREAS, Coyote I and APL Limited, a Delaware corporation, have entered into a Stock Purchase Agreement, dated as of March 15, 1999 (the "Stock Purchase Agreement"), whereby Coyote I will purchase common shares, no par value, of the Company (the "Common Stock").

          WHEREAS, pursuant to the Assignment Agreement, dated as of May 28, 1999, between Coyote II and Coyote I, Coyote I has assigned its right to purchase 478,000 shares of Common Stock (on a post-split basis) under the Stock Purchase Agreement to Coyote II and Coyote II has agreed to acquire such shares;

          WHEREAS, pursuant to the Assignment Agreement, dated as of May 28, 1999, between BT and Coyote I, Coyote I has assigned its right to purchase 200,000 shares of Common Stock (on a post-split basis) under the Stock Purchase Agreement to BT and BT has agreed to acquire such shares (such acquired shares, the "BT Shares");

          WHEREAS, pursuant to the Assignment Agreement, dated as of May 28, 1999, between CSFB and Coyote I, Coyote I has assigned its right to purchase 100,000 shares of Common Stock (on a post-split basis) under the Stock Purchase Agreement to CSFB and CSFB has agreed to acquire such shares (such acquired shares, the "CSFB Shares" and the BT Shares and CSFB Shares, together, the "Restricted Shares"); and

          WHEREAS, BT, CSFB and the Coyote Entities desire to impose certain restrictions on the disposition and transfer of the Restricted Shares, to create certain purchase and sale rights, to create certain registration rights and to agree with respect to certain matters relating to the voting of the Restricted Shares.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

1.1.  Restrictions on Transfer
      ------------------------

          Whether or not permitted under the Securities Act, no Restricted Shares may be pledged, hypothecated, sold, transferred or otherwise disposed of, except as expressly provided in this Agreement, by will or by the laws of descent and distribution. Each Assignee Purchaser agrees not to distribute the Restricted Shares to its members or shareholders, as the case may be, except as may be required by law. In case of a transfer of any of the Restricted Shares pursuant to the foregoing, the transferee must execute an agreement to be bound by provisions of this Agreement as if such transferee were an original party hereto. The foregoing restrictions shall not prohibit sales by any Assignee Purchaser (a "Permitted Transfer") to the Company or the Coyote Entities or an affiliate thereof (the Coyote Entities or any affiliate thereof, collectively, "Coyote") or an affiliate of the Assignee Purchaser.

                                  ARTICLE II

                               DRAG-ALONG RIGHT

          (a) If Coyote transfers to any Person or Persons (other than an affiliate thereof) (such Person, the "Article II Transferee"), pursuant to a stock sale, merger or otherwise, shares of Common Stock then held by Coyote, Coyote shall be entitled, at its option, to require each Assignee Purchaser to sell an Article II Equivalent Portion (as defined below) of all Common Stock held by such Assignee Purchaser, by providing each Assignee Purchaser with written notice ("Drag-Along Notice") at least fifteen days prior to consummation of the proposed transaction, setting forth in reasonable detail the material terms and conditions of the proposed transaction or offering, and the price per share at which each Assignee Purchaser shall be required to sell its shares of Common Stock (which price per share shall be equal to the same price per share Coyote shall receive pursuant to the proposed transaction). An "Article II Equivalent Portion" shall mean with respect to each Assignee Purchaser that portion of all shares of Common Stock then held by such Assignee Purchaser expressed as a fraction where the numerator equals the number of shares of Common Stock proposed to be sold by Coyote pursuant to the Drag-Along Notice and the denominator equals all shares of Common Stock held by Apollo.

          (b) At the closing of the proposed transaction (notice of the date, place and time of which shall be designated by Coyote and provided to each Assignee Purchaser in writing at least five business days prior thereto), each Assignee Purchaser shall deliver certificates evidencing the shares of Common Stock to be sold by such Assignee Purchaser, duly endorsed for transfer to the proposed transferee, against the purchase price therefor. Such shares of Common Stock shall be delivered free and clear of all liens, charges, encumbrances and other security interests. Coyote shall have no liability or obligation to deliver the purchase price payable pursuant to this
Article II, except to the extent that Coyote receives the consideration thereof from the proposed purchaser. All consideration payable pursuant to this Section shall be payable in the same form as the consideration received from the Article II Transferee; provided, that each Assignee Purchaser shall not be required,
               --------
pursuant to the terms of such sale, to accept any consideration that would cause such Assignee Purchaser to have a Regulatory Problem (as defined below). In case of a potential Regulatory Problem, Coyote may, at its option, elect to pay or cause to be paid to such Assignee Purchaser the cash equivalent of the consideration payable pursuant to this Article II, as determined in good faith by Coyote, in lieu of the consideration offered by the offeree. For purposes hereof, a "Regulatory Problem" shall mean, with respect to any Person, any set of facts, events or circumstances the existence of which would cause such Person to believe that there is a substantial risk of assertion by a governmental entity (which belief shall be based on an opinion of counsel) that such Person is or would be in violation of the Bank Holding Company Act of 1956, as amended by Regulation Y promulgated thereunder.

          (c) Coyote may assign its rights pursuant to this Article II to the Company or any affiliate or successor of the Company.

                                  ARTICLE III

                                TAG-ALONG RIGHT

          (a) From and after the time the Threshold (as defined in Section 7.10 hereof) has been reached, and to the extent in excess thereof, if Coyote transfers to any Person or Persons (other than an affiliate thereof) shares of Common Stock (the "Article III Transferee"), then (i) at least fifteen business days prior to the consummation of the proposed transaction Coyote shall give written notice ("Tag-Along Notice") to each Assignee Purchaser setting forth in reasonable detail the material terms and conditions of the proposed transfer, the number of shares of Common Stock to be sold and the price per share at which Coyote is selling and (ii) each Assignee Purchaser shall have the right to include an Article III Equivalent Portion (as defined) of all Common Stock held by such Assignee Purchaser in the proposed transaction by providing a written notice of exercise to Coyote at any time on or before ten business days following delivery of the Tag-Along Notice to such Assignee Purchaser. An "Article III Equivalent Portion" shall mean with respect to each Assignee Purchaser that portion of all shares of Common Stock then held by such Assignee Purchaser expressed as a fraction where the numerator equals the number of shares of Common Stock proposed to be sold by Coyote, as set forth in the Tag-Along Notice, and the denominator equals all shares of Common Stock then held by Coyote.

          (b) At the closing of the proposed transaction (notice of the date, place and time of which shall be designated by Coyote and provided to each Assignee Purchaser in writing at least five business days prior thereto), each Assignee Purchaser shall deliver certificates evidencing the shares of Common Stock owned by such

Assignee Purchaser, duly endorsed for transfer to the proposed purchaser, against delivery of the purchase price therefor. Such shares of Common Stock shall be delivered free and clear of all liens, charges, encumbrances and other security interests. Coyote shall not have any liability or obligation to deliver the purchase price payable pursuant to this Section, except to the extent that Coyote receives the consideration thereof from the Article III Transferee. All consideration payable to the Assignee Purchasers pursuant to this Section shall be payable in the same form as the consideration received from the Article III Transferee.

                                  ARTICLE IV

                            INCIDENTAL REGISTRATION

          (a) From and after the time the Threshold has been reached, and to the extent in excess thereof, if the Company at any time proposes to register any Common Stock in a Public Offering for the account of Coyote (except with respect to registration statements on a form which is not available for registering Common Stock for sale to the public), each such time it will give at least ten days prior written notice to each Assignee Purchaser of its intention so to do including the number of shares of Common Stock proposed to be registered by Coyote. Upon the written request of any such Assignee Purchaser, received by the Company within ten days after the giving of any such notice by the Company, to register up to its Article IV Equivalent Portion (as defined below) of all Common Stock held by such Assignee Purchaser (which request shall state the intended method of disposition thereof), the Company will use all commercially reasonable efforts to cause the shares of Common Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale by such Assignee Purchaser (in accordance with its written request) of such shares of Common Stock so registered. Alternatively, the Company may in its sole discretion include such shares of Common Stock in a separate registration statement to be filed concurrently with the registration statement for the account of Coyote to be filed by the Company. In the event that any registration pursuant to this Article IV shall be, in whole or in part, an underwritten Public Offering of shares of Common Stock, the number of shares of Common Stock to be included in such an underwriting may be reduced (pro rata among the requesting Assignee Purchasers and Coyote based upon the number of shares of Common Stock owned by such Assignee Purchasers and Coyote) due to (i) the provisions of any registration rights or similar agreement between the Company and any Coyote Entity or between the Company and any management shareholders (it being understood that the Coyote Entities and certain management shareholders shall have pro rata rights with respect to incidental registration rights pursuant to (x) the registration rights agreement by and among the Company and the Coyote Entities, dated as of the date hereof, and (y) that certain shareholders agreement, dated as of the date hereof, among the Company, APL Limited and the Coyote Entities and (z) that certain shareholders agreement, dated as of the date hereof, among the Company, the Coyote Entities and certain management shareholders), or (ii) if applicable, underwriter market limitations if, and to the extent, that the managing underwriter advises the Company that in its opinion such inclusion would adversely affect the marketing of the securities to be sold by the Company therein. In addition, if the managing underwriter so advises, for any reason, against the inclusion of all or any portion of shares or Common Stock owned by the Assignee Purchasers in the Public Offering, then the Assignee Purchasers shall only have the right to register shares of Common Stock therein as so advised by the managing underwriter. An "Article IV Equivalent Portion" shall mean with respect to each Assignee Purchaser that portion of all shares of Common Stock then held by such Assignee Purchaser expressed as a fraction where the numerator equals the number of shares of Common Stock proposed to be registered by Coyote pursuant to the notice contemplated by this paragraph (a) and the denominator equals all shares of Common Stock then held by Coyote.

          (b) In connection with each registration pursuant to paragraph (a) covering a Public Offering, each Assignee Purchaser selling Common Stock pursuant thereto agrees to (i) enter into a written agreement with the managing underwriter under the same terms and conditions as apply to the Company or the selling shareholders, as applicable, or as is otherwise customary in offerings of this type and (ii) furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary and shall be requested by the Company in order to comply with federal and applicable state securities laws.

          (c) If, at any time after giving notice of its intention to register any stock pursuant to this Article IV and prior to the effective date of the registration statement filed in connection with such registration, the Company and/or Coyote shall determine for any reason not to register any such stock, the Company shall give written notice to the Assignee Purchasers and, thereupon, shall be relieved of its obligation to register any shares of Common Stock in connection with such registration. If the number of shares to be registered by Coyote is changed, the Article IV Equivalent Proportion shall be appropriately adjusted.

          (d) All expenses incurred by the Company in complying with this
Article IV, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars and costs of insurance, but excluding any Selling Expenses, are herein referred to as "Registration Expenses." "Selling Expenses" as used herein mean all underwriting discounts and selling commissions applicable to the sale of Common Stock.

          The Company will pay all Registration Expenses in connection with each registration statement under this Article IV. All Selling Expenses in connection with each registration statement under this Article IV shall be borne by the participating sellers of shares of Common Stock in proportion to the number of shares sold by each, or by such participating sellers of shares of Common Stock other than the Company (except to the extent the Company shall be a seller of shares of Common Stock) as they may agree. In addition, the participating Assignee Purchasers shall be responsible for fees and disbursements of their counsel.

          (e) In the event of a registration of any Common Stock under the Act pursuant to this Article IV, the Company will indemnify and hold harmless, to the full extent permitted by law, each selling Assignee Purchaser, each underwriter of such Common Stock thereunder and each other person, if any, who controls a selling Assignee Purchaser or such underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, liabilities and expenses, joint or several, to which a selling Assignee Purchaser, such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Common Stock was registered under the Act pursuant to this Article IV, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or reimburse each selling Assignee Purchaser, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided,
                                                                --------
however, that the Company (i) will not be liable in any such case if and to the
-------
extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information pertaining to a selling Assignee Purchaser, underwriter or controlling person and furnished by such Assignee Purchaser, any such underwriter or any such controlling person, as the case may be, in writing specifically for use in such registration statement, prospectus, amendment or supplement and (ii) will not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.

          (f) In the event of a registration of any Common Shares under the Act pursuant to this Article IV, each selling Assignee Purchaser will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Act or otherwise, but only insofar as such losses, claims, damages or liabilities (or actions in respect thereof), arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made in reliance upon and in conformity with information pertaining to such selling Assignee Purchaser, furnished in writing to the Company by such Assignee Purchaser specifically for use in such registration statement under which Common Stock was registered under the Act pursuant to this Article IV, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, and will pay or reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) the liability of each selling
                     --------  -------
Assignee Purchaser hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Common Stock sold by such Assignee Purchaser under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Assignee Purchaser from the sale of Common Stock covered by such registration statements and (ii) an Assignee Purchaser shall not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Assignee Purchaser, such consent not to be unreasonably withheld or delayed.

          (g) Promptly after receipt by an indemnified party hereunder of written notice of any claim or the commencement of any action or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Article IV and shall only relieve it from any liability which it may have to such indemnified party under this Article IV if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and the indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Article IV for any legal or other professional expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the defendants in any such action
             --------  -------
include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable fees and expenses of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

          (h) In order to provide for just and equitable contribution in any case in which either (i) an Assignee Purchaser exercises incidental registration rights under this Article IV, or any controlling person of such Assignee Purchaser makes a claim for indemnification pursuant to this Article IV but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Article IV provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of such Assignee Purchaser or any such controlling person in circumstances for which indemnification is provided under this Article IV; then, and in each such case, the Company and such Assignee Purchaser shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by such Assignee Purchaser and the Company and the relative fault of the Company and such Assignee Purchaser; provided, however, that, in any such case, (A) such Assignee Purchaser shall not be required to contribute any amount in excess of the public offering price of all Common Stock offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by such Assignee Purchaser or the Company shall be deemed to be in the same proportion as the public offering price of Common Stock offered by such Assignee Purchaser or the Company bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Assignee Purchaser shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by such Assignee Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                                   ARTICLE V

                                 VOTING PROXY

5.1.  Definitions
      -----------

          (a) "Designated Actions" means (i) the voting of any Common Stock and any action to be taken with respect to a matter properly brought before the stockholders of the Company holding shares of Common Stock, including without limitation the election of members of the Board of Directors of the Company, (ii) any action to be taken by any holder of Common Stock in its capacity as a stockholder of the Company under this Agreement, including without limitation any consent or waiver relating to this Agreement and (iii) all actions taken in connection with any of the actions referred to in clauses (i) and (ii) above.

          (b) "Designated Shareholders" means each Assignee Purchaser and each Person to whom the Common Stock of such Assignee Purchaser are sold or transferred pursuant to the first two sentences of Section 1.5 above.

          (c) "Proxyholder" means Joshua J. Harris or any additional or successor Proxyholder as may be appointed by the Coyote Entities by written notice to the Assignee Purchasers and the Company.

5.2.  Designated Actions and Irrevocable Proxy
      ----------------------------------------
          (a) Each Designated Shareholder, so long as he, she or it owns any Common Stock, hereby agrees to take all Designated Actions in the manner that the Proxyholder, in his sole and absolute discretion, shall direct, at any annual or special meeting of stockholders of the Company, at any and all adjournments thereof, and on any other occasion in respect of which the consent of such Designated Shareholder with respect to his, her or its shares of Common Stock may be given or may be requested or solicited by the Company or any other Person, whether at a meeting, pursuant to the execution of a written consent, under the Stock Purchase Agreement or otherwise, for all purposes in connection with any Designated Action, and such Designated Shareholder hereby ratifies and confirms all that such Proxyholder may do by virtue hereof.

          (b) For purposes of effecting any Designated Action, each Designated Shareholder does hereby irrevocably constitute and appoint the Proxyholder, his, her or its true and lawful attorney, agent and proxy for and in his, her or its name, place and stead, with the exclusive right to take all Designated Actions, in such Proxyholder's sole and absolute discretion, at any annual or special meeting of stockholders of the Company, at any and all adjournments thereof, and on any other occasion in respect of which the consent of such Designated Shareholder may be given or may be requested or solicited by the Company or any other Person, whether at a meeting, pursuant to the execution of a written consent, under the Stock Purchase Agreement or otherwise, for all purposes in connection with any Designated Action, and such Designated Shareholder hereby ratifies and confirms all that the Proxyholder may do by virtue hereof. Each Designated Shareholder agrees with the Proxyholder that, without the prior written consent of the Proxyholder, he, she or it will not, so long as this Agreement shall be in effect with respect to any such Designated Shareholder, take any Designated Action, appoint any Person other than the Proxyholder as his, her or its attorney, agent or proxy with respect to such shares of Common Stock, or take any action inconsistent with the appointment of the Proxyholder as his, her or its lawful attorney, agent and proxy, or the exercise by the Proxyholder of the powers granted to him, hereunder.

          (c) The parties hereto agree that, in taking or giving directions for the taking of any Designated Action or in otherwise acting hereunder, the Proxyholder shall have no responsibility in respect of the management of the Company by directors for whom he shall have voted or for any action taken by any such directors or for any action taken pursuant to any consent given or vote cast by him or other action taken by him, and the Proxyholder's powers herein shall be discretionary and any of them may be exercised from time to time when he sees fit and without leave of any court or any other Person and the Proxyholder may refrain from exercising any powers or rights from time to time as he sees fit in each case irrespective of any relationship that the Proxyholder or any of his Affiliates may have with any of the parties hereto otherwise than pursuant to this Agreement.

          (d) The powers granted pursuant to this Section 5.2, and the proxy granted pursuant hereto, are coupled with an interest and shall be irrevocable during the term of this Article V.

5.3.  Termination
      -----------

          The agreements contained in this Article V shall terminate and be of no further force and effect as of the earlier of (i) tenth anniversary of the date hereof and (ii) the termination of this Agreement as contemplated by
Section 7.11 below.

                                  ARTICLE VI

                               PREEMPTIVE RIGHTS

          (a) In the event that the Company proposes to issue (a "Proposed Issuance") any Common Stock to Coyote, other than pursuant to the exceptions specified in paragraph (b) below, the Company shall deliver a notice, with respect to such Proposed Issuance (the "Preemptive Notice"), to each Assignee Purchaser setting forth the period of time within which the Preemptive Right must be exercised (the "Acceptance Period") and the price, terms and conditions of the Proposed Issuance. Each Assignee Purchaser shall have the right (the "Preemptive Right"), exercisable as hereinafter provided, to participate in such issuance of Common Stock ("Offered Securities") on a pro rata basis in
                                                     --- ----
accordance with the respective aggregate number of shares of Common Stock held by such Assignee Purchaser on the date of such notice from the Company by purchasing an amount of such Common Stock to be sold to Coyote pursuant to the Proposed Issuance multiplied by a fraction, the numerator of which shall be the aggregate number of shares of Common Stock owned by such Assignee Purchaser on the date of such notice and the denominator of which shall be the total number of shares of Common Stock outstanding on such date, such purchase to be at the same price and on the same terms and conditions as the Proposed Issuance. The number of shares of Common Stock to be sold to Coyote pursuant to the Proposed Issuance shall be calculated after first taking into account the effect of the preemptive rights granted by the Company to certain management shareholders pursuant to that certain Management Shareholders' Agreement, dated as of May 28, 1999, by and among Coyote I, Coyote II, the Company and certain management shareholders named therein.

          (b) Anything to the contrary notwithstanding, the Preemptive Rights provided for herein shall not be applicable to: (i) any Proposed Issuance of Common Stock to Coyote, in an amount equal to (A) 100,000 (as appropriately adjusted for splits, rollups, etc.) or fewer shares, in the aggregate or (B)(1) the number of shares of Common Stock previously sold or otherwise transferred by Coyote to members of management of the Company less (2) the number of shares of Common Stock previously purchased by Coyote pursuant to the provisions of this clause (i)(B); provided that in no event shall Coyote be entitled to repurchase Common Stock with an aggregate purchase price in excess of $5,000,000 pursuant to the provisions of this clause (i)(B); (ii) any stock split or Proposed Issuance of Common Stock as a dividend.

          (c) The Preemptive Rights shall be exercisable by delivery of notice (the "Purchase Notice") to the Company given within the Acceptance Period set forth in the Preemptive Notice. If an Assignee Purchaser shall fail to respond to the Company within the Acceptance Period, such failure shall be regarded as a rejection of such Assignee Purchaser's right to exercise such Assignee Purchaser's Preemptive Right. The closing of any purchase by the Assignee Purchasers under this Article VI shall be held at such time and place upon which the parties to the transaction may agree. At such closing, the Assignee Purchasers participating in the purchase shall deliver by certified bank check, payment in full for such Common Stock and all parties to the transaction shall execute such additional documents as are otherwise deemed necessary or appropriate by the Company. At such closing, the Company may issue and sell to Coyote such portion of the Common Stock which has not been purchased by Assignee Purchasers pursuant to the exercise of their Preemptive Rights at the same price and on the same terms and conditions as the Common Stock sold or proposed to be sold to the Assignee Purchasers.

          (d) In the event of a Proposed Issuance of Common Stock, which Proposed Issuance is subject to the Preemptive Rights under this Article VI and which is offered only in combination with the purchase of debt or debt securities, then the Preemptive Rights shall apply to the combination and an Assignee Purchaser exercising his Preemptive Right shall be entitled and required to purchase his pro rata share of both the debt and equity components
                         --- ----
of such combination on the basis set forth above.

                                  ARTICLE VII

                                 MISCELLANEOUS

7.1.  Assignment
      ----------

          This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. Unless otherwise expressly provided in this Agreement, neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other parties hereto, provided, that any of the Coyote Entities may assign this Agreement to an affiliate.

7.2.  Entire Agreement
      ----------------

          This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.3.  Notices
      -------

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one business day after being sent by reputable overnight courier (charges prepaid) (regardless of whether the recipient refuses to accept delivery), (c) five business days after being sent to the recipient by certified or registered mail, return receipt requested and postage prepaid (regardless of whether the recipient refuses to accept delivery) or (d) when sent to the recipient by facsimile (followed promptly by courier or certified or registered mail delivery). Deliveries should be directed as follows:

          If to the Company or the Coyote Entities, to:

          c/o Apollo Management, L.P.
          1301 Avenue of the Americas, 38th Floor
          New York, NY  10019
          Telephone:   212-515-3200
          Telecopy:    212-515-3232
          Attention:   Joshua J. Harris
          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY  10019
          Telephone:   212-259-8000
          Telecopy:    212-259-6333
          Attention:   Morton A. Pierce, Esq.
                       Douglas L. Getter, Esq.


          If to the Assignee Purchasers, to:

          BT Capital Investors, L.P.
          130 Liberty Street
          New York, NY  10006
          Telephone:   212-250-3709
          Telecopy:    212-250-7651
          Attention:   Ethan Falcove


          with a copy to:

          Cahill Gordon & Reindel
          80 Pine Street
          New York, NY 10005
          Telephone:   212-701-3000
          Telecopy:    212-269-5420
          Attention:   John A. Tripodoro, Esq.

          and


          Pacer International Equity Investors, LLC.
          Eleven Madison Avenue
          New York, NY 10010
          Telephone:   212-325-2625
          Telecopy:    212-325-8018
          Attention:   Mark Kennelley


          with a copy to:


          Cahill Gordon & Reindel
          80 Pine Street
          New York, NY 10005
          Telephone:   212-701-3000
          Telecopy:    212-269-5420
          Attention:   John A. Tripodoro, Esq.

7.4.  Waivers; Amendments
      -------------------
          (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (b) Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed, by the party or parties against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the parties hereto.

7.5.  Counterparts
      ------------

          This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.6.  Expenses
      --------

          All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

7.7.  Remedies
      --------

          Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.8.  Applicable Law; Submission to Jurisdiction
      ------------------------------------------

          This Agreement (other than the provisions of Article V which shall be construed in accordance with and governed by the laws of the State of Delaware) shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state. Each of the parties hereto hereby consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, or any other New York State court sitting in New York, New York (and of the appropriate appellate courts therefrom) over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. WITH RESPECT TO A PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

7.9.  Severability
      ------------

          The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.10.  Certain Definitions
       -------------------

          (a) For purposes of this Agreement, a "Public Offering" means any underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") other than pursuant to a registration statement on Form S-4 or S-8 or any successor or similar form.

          (b) For purposes of this Agreement, the "Threshold" means the public or private sale by Coyote in any one or more transactions of $16 million, in the aggregate, of Common Stock.

          (c) For purposes of this Agreement, a "Person" shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a governmental entity or any other entity.

7.11.  Termination
       -----------

          This Agreement shall terminate at such time that Coyote shall own less than 10% of the outstanding Common Stock on a fully diluted basis.

          IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be executed as of the date first above written.

                                     PACER INTERNATIONAL, INC.


                                     By: /s/ Donald C. Orris
                                        ________________________________________
                                        Donald C. Orris
                                        President and Chief Executive Officer


                                     BT CAPITAL INVESTORS, L.P.


                                     By: /s/ Joseph E. Wood
                                        ________________________________________
                                        Name: Joseph E. Wood
                                        Title: Managing Director


                                     PACER INTERNATIONAL EQUITY INVESTORS, LLC.


                                     By: /s/ Mark Patterson
                                        ________________________________________
                                        Name: Mark Patterson
                                        Title: Vice President


                                     COYOTE ACQUISITION LLC


                                     By: /s/ Marc Becker
                                        ________________________________________
                                        Marc Becker
                                        Vice President



                                     COYOTE ACQUISITION II LLC


                                     By: /s/ Marc Becker
                                        ________________________________________
                                        Marc Becker
                                        Vice President

                                 INDEX OF TERMS

Acceptance Period                                                     10
Act                                                                   15
Agreement                                                              1
Article II Equivalent Portion                                          2
Article II Transferee                                                  2
Article III Transferee                                                 3
Article IV Equivalent Portion                                          5
Assignee Purchasers                                                    1
BT                                                                     1
BT Shares                                                              1
Common Stock                                                           1
Company                                                                1
Coyote                                                                 2
Coyote Entities                                                        1
Coyote I                                                               1
Coyote II                                                              1
CSFB Shares                                                            1
Drag-Along Notice                                                      2
Offered Securities                                                    10
Permitted Transfer                                                     2
Person                                                                15
Preemptive Notice                                                     10
Preemptive Right                                                      10
Proposed Issuance                                                     10
Public Offering                                                       15
Purchase Notice                                                       11
Regulatory Problem                                                     3
Restricted Shares                                                      1
Stock Purchase Agreement                                               1
Tag-Along Notice                                                       3
Threshold                                                             15